Exhibit 5






                                                             September  26, 1996


1ST BANCORP
Third & Busseron Streets
Post Office Box 1417
Vincennes, Indiana 47591

Ladies and Gentlemen :

         You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of 1ST BANCORP (the "Corporation"), relating to the offer and sale of 15,000 shares of the Common Stock, par value $1.00 per share, of the Corporation ("Common Stock"), under the 1ST BANCORP 1997 Employee Stock Purchase Plan (the "Plan"). In connection with your request, we have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

         Based upon such examination, we are of the opinion that when the Common Stock has been issued and sold and the purchase price thereof has been paid, as contemplated by the Plan and as described in the Registration Statement, as the same may be amended, and when the steps set forth in the next paragraph have been taken, the Common Stock will be legally issued, fully paid and nonassessable.

         The steps to be taken which are referred to in the next preceding paragraph consist of the following:

                  (1) compliance with the Securities Act of 1933, as amended, and with applicable state securities laws, with respect to the issuance and sale of the Common Stock under the Plan; and

                  (2) issuance and sale of the Common Stock in accordance with the terms and conditions set forth in the Plan and the Registration Statement, as amended from time to time.

                                                        Sincerely yours,



                                                        BARNES &  THORNBURG